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EXHIBIT 12(a)


            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
      COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                           (dollars in millions)


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                                                                     Three
                                                                     Months
                                                                     Ended
                               Year Ended December 31,              March 31,
                            1991     1992     1993    1994    1995     1996
Earnings:
 1. Income before
     income taxes and
     cumulative effects
     of accounting
     changes             $  834   $  906   $1,550   $  869  $  215   $  197
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 10)       3,614    3,099    3,148    3,884   5,356    1,384
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates       31       40       30       45      28       10
 4. Earnings including
     interest on deposits 4,417    3,965    4,668    4,708   5,543    1,571
 5. Less: Interest on
           deposits       1,589    1,119    1,013      965   1,359      335
 6. Earnings excluding
     interest on deposits$2,828   $2,846   $3,655   $3,743  $4,184   $1,236

Fixed Charges:
 7. Interest Expense     $3,585   $3,072   $3,122   $3,858  $5,330   $1,377
 8. Estimated interest
     component of net
     rental expense          29       27       26       26      26        7
 9. Amortization of debt
     issuance expense         -        -        -        -       -        -
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest 3,614    3,099    3,148    3,884   5,356    1,384
11. Add: Capitalized
          interest            -        -        -        -       -        -
12. Total fixed charges   3,614    3,099    3,148    3,884   5,356    1,384
13. Less: Interest on
           deposits
           (Line 5)       1,589    1,119    1,013      965   1,359      335
14. Fixed charges excluding
     interest on deposits $2,025  $1,980   $2,135   $2,919  $3,997   $1,049

Consolidated Ratios of Earnings
 to Fixed Charges:
  Including interest on
   deposits
   (Line 4/Line 12)        1.22     1.28     1.48     1.21    1.03     1.14
  Excluding interest on
   deposits
   (Line 6/Line 14)        1.40     1.44     1.71     1.28    1.05     1.18

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